EXHIBIT 10.9

HOUSEHOLD INTERNATIONAL

NON-QUALIFIED DEFERRED COMPENSATION PLAN

SECTION 1.     Purpose. The purpose of this Plan is to provide certain executives of Household International, Inc. (the “Company”) and certain of its direct and indirect subsidiaries (the Company and such subsidiaries being referred to as the “Employers”) the opportunity to defer receipt of compensation and provide for future savings of compensation earned. The provision of such an opportunity is designed to aid the Company in attracting and retaining as executives, persons whose abilities, experience and judgment can contribute to the well being of the Company.

SECTION 2.     Name, Effective Date. The Company previously maintained a deferred compensation plan known as the Household International Non-Qualified Deferred Compensation Plan (the “Prior Plan”) which had an effective date of December 1, 1996. The Company now desires to substantially change the provisions of the Prior Plan especially with respect to eligibility, investment options and deferral elections. Accordingly, this plan also known as the Household International Non-Qualified Deferred Compensation Plan (the “Plan”) is to be effective as of May 1, 2004 (the “Effective Date”).

SECTION 3.     Plan Year. The initial Plan Year shall begin on May 1, 2004 and end on December 31, 2004. Thereafter, a Plan Year shall be the calendar year.

SECTION 4.     Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall conclusively interpret the provisions of the Plan, decide all claims, and shall make all determinations under the Plan. The Committee shall act by vote or written consent of a majority of its members. However, the Committee may appoint one or more persons or an entity as its delegate to handle various administrative matters on its behalf such as recordkeeping and other administrative duties with respect to the Plan.

SECTION 5.     Eligibility. Any executive of the Employers who is on the United States payroll, other than as a secondee, and whose compensation is at least $150,000 as of February 15, 2004 is eligible to participate in the Plan for the initial Plan Year beginning on May 1, 2004. For Plan Years thereafter, an executive of the Employers who is on the United States payroll, other than as a secondee, must have compensation of at least $150,000 as of the November 1 preceding the Plan Year for which an election is made in order to be eligible to participate in the Plan for that Plan Year. Compensation shall be determined prior to any reduction for any salary contributions to a cafeteria plan established pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the “Code”) or to a plan qualified pursuant to Section 401(k) of the Code or due to a transportation fringe under Section 132(f) of the Code. For purposes of eligibility, compensation means annualized base salary for the current calendar year plus annual bonus, commission, and performance based incentive awards earned in the previous calendar year and paid by the time of the eligibility determination date. A participant must meet the annual minimum for each Plan Year in order to make a deferral election for that Plan Year although the $150,000 minimum may be changed by the Committee.

SECTION 6.     Deferred Compensation Account. An unfunded deferred compensation account shall be established for each person who elects to participate in the Plan. A separate account shall be established for each Plan Year’s deferrals. An amount equal to the compensation deferred will be credited to the participant’s deferred compensation account for that Plan Year within three business days of the date such compensation would otherwise be initially payable.

SECTION 7.     Amount of Deferral. For Plan Year 2004 and for each Plan Year thereafter, a participant may elect to defer receipt of up to 80% of the unearned salary, commissions and performance based incentive awards that would otherwise be paid in that year and/or up to 80% of the annual bonus earned for that year which generally becomes payable to the participant in the following year. No deferral election shall reduce a participant’s compensation below the amount necessary to satisfy the amounts needed for applicable employment taxes, benefit plan withholding requirements or income tax or other tax withholding. The annual aggregate deferral election made by a participant for a particular Plan Year must be at least $5,000.

SECTION 8.     Election of Deferral. An election to defer compensation for each Plan Year shall be made on forms provided by the Committee for that purpose and shall be effective on the date indicated, but not before the date filed with the Committee. For the initial Plan Year of the Plan, valid elections must be filed by April 23, 2004 and will be effective with the first pay date on or after May 1, 2004. Any deferral election made under the Prior Plan with respect to compensation earned for 2004, shall become ineffective with respect to any amounts that would become payable on or after May 1, 2004. For 2005 and Plan Years thereafter, the elections must be filed by December 15 to be effective for unearned compensation that would otherwise be paid in the following Plan Year. At the time that the participant makes a deferral election for a particular Plan Year, he or she shall also select a time for distribution as well as the form of distribution. A participant may elect to receive the deferrals for a particular Plan Year either at termination of employment, including retirement due to disability, or at a future specified date while employed. For purposes of the Plan, termination of employment refers to termination of employment from all the Employers and their subsidiaries and affiliates. Any future deferred distribution date chosen by a participant must be at least two years after the end of the Plan Year for which the election is made. If a participant has failed to select a future deferred distribution date for a Plan Year deferral or if he or she terminates employment, including retirement due to disability, for a reason other than death, prior to reaching the selected future deferred distribution date, then distribution of such deferred compensation will be made or commence in the calendar year following the date of the participant’s termination of employment.

The usual form of distribution is a lump sum. However, at the time of deferral, a participant is eligible to select an optional form of distribution consisting of annual installments of up to 10 years if he or she has or will have 10 years of Company service as of the date such installments begin. Notwithstanding the foregoing, if at initial valuation the amount to be distributed (i.e., a common distribution date and a common installment method) is less than $25,000, then distribution will be in a lump sum. The method of distribution (from one form of installments to another form of installments or to a lump sum and vice versa) can be changed by filing a form with the Committee at least 12 months prior to the distribution date. However, subject to Section 18, the election to receive a Plan Year’s deferrals at termination of employment or at some future date while employed is irrevocable.

SECTION 9.     Hypothetical Investment. Each deferred compensation account for a particular Plan Year will be credited with earnings from the date on which deferred compensation is credited to the account until the date of payment. The participant can elect to have the amount credited to his or her account for a particular Plan Year invested hypothetically in various benchmark funds. The benchmark funds that initially will be available under the Plan are as follows: 1) Van Kampen Real Estate Securities – A Shares 2) Oppenheimer Global – A Shares 3) AIM Small Cap Growth – Class A 4) HSBC Investor Small Cap Equity – Class Y 5) Fidelity Advisor Mid Cap Stock – Class A 6) Dreyfus S&P 500 Index 7) HSBC Investor Growth & Income – Class Y 8) HSBC Investor Fixed Income – Class Y 9) HSBC Investor Money Market – Class Y. The benchmark funds may be subsequently changed by the Committee or its delegate as it sees fit. In the absence of an investment election for a Plan Year, the participant’s deferred compensation account balance for that Plan Year will be deemed invested in the HSBC Investor Money Market – Class Y.

The participant can change his or her investment election as to the amount for a particular Plan Year already credited or to be credited to his or her account in whole percentages on a monthly basis by filing an appropriate election form with the Committee by the 25th day of the month prior to the first day of the month in which the election is to be effective. Each Plan Year of deferrals may have a separate investment allocation. There is no guarantee a participant’s deferred compensation account deemed invested in a particular benchmark fund will increase; amounts may decrease based on the performance of the benchmark fund.

SECTION 10.     Prior Plan Deferrals. Amounts that were previously deferred by a participant for a Plan Year under the Prior Plan and which have not been distributed as of the Effective Date will be credited to the participant’s deferred compensation account under this Plan known as the Prior Plan Balance. Amounts credited to the Prior Plan Balance for any prior plan year will be distributed according to the participant’s previous deferral election for that plan year under the Prior Plan subject to the participant’s right to change the manner of distribution in accordance with Section 8, if eligible. The amounts credited to the participant’s account under the Prior Plan which were hypothetically invested in Fund A (the Stock Fund) shall continue to be hypothetically invested in such Stock Fund until such time as the participant elects to have such amounts transferred to one or more of the benchmark funds offered under the Plan but no deemed dividends on such amounts nor new deferrals nor transfers from other benchmark funds can be hypothetically invested in the Stock Fund. However, any amounts that are credited or would be credited to the participant’s account under the Prior Plan invested in Fund B (the Treasury Fund) will be invested in the HSBC Investor Money Market – Class Y. The participant may make an election to have amounts representing the Prior Plan Balance for each prior plan year invested hypothetically in the benchmark investment funds offered under this Plan and the investment election for any plan year can be changed from time to time in accordance with Section 9.

SECTION 11.     Value of Deferred Compensation Accounts. The value of each participant’s deferred compensation account shall include compensation deferred, adjusted for any increase or decrease thereon, pursuant to Section 9 of the Plan.

SECTION 12.     Payment of Deferral. Subject to Section 18, a distribution may be made from the participant’s deferred compensation account as soon as practicable in the calendar year following the date of the termination of the participant’s employment, including retirement due to disability, unless an earlier date for distribution while employed is specified by the participant in his or her election to defer compensation or in the event of the participant’s death. If a participant elected to defer any Plan Year’s compensation to a specific date while employed, such Plan Year’s deferred compensation and earnings or losses thereon will be payable in cash in a lump sum or installments, if applicable, on the date specified unless it is paid earlier due to termination of employment or death. If a participant terminates employment, including retirement due to disability, for a reason other than death, before the date chosen for distribution, then distribution will occur in the calendar year following termination. The account balance will be distributed in the same form of distribution elected for termination of employment subject to the minimum requirements for installments. If a participant terminates employment while receiving in-service installments, then the remaining installments will be distributed as they fall due.

SECTION 13.     Withholding. There shall be deducted from all deferrals and payments under the Plan the amount of any taxes required to be withheld by any federal, state or local government. The participants and their beneficiaries, distributees, and personal representatives will bear any and all federal, foreign, state, local or other income or other taxes imposed on amounts deferred or paid under the Plan.

SECTION 14.     Designation of Beneficiary. A participant may designate a beneficiary or beneficiaries which shall be effective upon filing written notice with the Committee on the form provided by the Committee for that purpose. If a Participant is married and has not designated his or her spouse as the sole primary beneficiary of his or her account, then such spouse must provide written consent to the participant’s beneficiary designation form or else the account will be paid to such spouse, if living, upon the death of the participant. If no beneficiary is designated, the beneficiary will be the participant’s estate. If more than one beneficiary statement has been filed, the beneficiary or beneficiaries designated in the statement bearing the most recent date will be deemed the valid beneficiary or beneficiaries.

SECTION 15.     Death of Participant or Beneficiary. In the event of a participant’s death before he or she has received the full value of his or her deferred compensation account, the then current value of the participant’s deferred compensation account shall be determined and such amount shall be paid to the beneficiary or beneficiaries of the deceased participant as soon as practicable thereafter in cash in a lump sum. If no designated beneficiary has been named or survives the participant, the beneficiary will be the participant’s estate.

SECTION 16.     Participant’s Rights Unsecured. The right of any participant or beneficiary to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and any successor company in the event of a merger, consolidation, reorganization or any other event which causes the Company’s assets or business to be acquired by another company. No provisions contained in the Plan shall be construed to give any participant or beneficiary at any time a security interest in the deferred compensation account or any other assets of the Company.

SECTION 17.     Statement of Account. Statements will be sent to participants following the end of each calendar quarter reflecting the value of their deferred compensation accounts as of the end of that quarter. The accounts will be valued daily but recorded monthly.

SECTION 18.     Hardship Withdrawals. Notwithstanding anything in this Plan to the contrary, a participant may request a hardship withdrawal of all or a portion of the balance of his or her deferred compensation account by filing a written request with the Committee in a form acceptable to the Committee for that purpose. A hardship withdrawal will be granted on a limited basis and only due to the participant’s or dependant’s illness or accident, casualty loss of the participant’s property or similar circumstances arising out of events beyond the control of the participant. A participant requesting a hardship withdrawal will be requested to submit documentation of the hardship and proof that the loss is not covered by other means. This request may be granted, solely in the absolute discretion of the Committee. No member of the Committee may vote on, or otherwise influence, a decision of the Committee concerning his or her request for a hardship withdrawal. A hardship withdrawal by a participant shall have no effect on any amounts remaining in the participant’s account and shall not have any effect on any current or future deferral election after the hardship withdrawal.

SECTION 19.     Assignability. No right to receive payments hereunder shall be transferable or assignable by a participant or a beneficiary.

SECTION 20.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

SECTION 21.     Amendment or Termination of Plan. This Plan may at any time or from time to time be amended, modified or terminated by the Committee. No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant’s accruals on his or her prior elections. Rights accrued prior to termination of the Plan will not be canceled by termination of the Plan.

SECTION 22.     Payment of Certain Costs of the Participant. If a dispute arises regarding the interpretation or enforcement of this Plan and the participant (or, in the event of his or her death, his or her beneficiary) obtains a final judgment in his or her favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or his or her claim is settled by the Company prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by the participant in contesting or disputing any such claim or in seeking to obtain or enforce any right or benefit provided for in the Plan or in otherwise pursuing his claim will be promptly paid by the Company with interest thereon at the highest Illinois statutory rate for interest on judgments against private parties from the date of payment thereof by the participant to the date of reimbursement to him or her by the Company.

4